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                              TOLL BROTHERS, INC.
                              3103 PHILMONT AVENUE
                          HUNTINGDON VALLEY, PA 19006

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                     TO BE HELD ON THURSDAY, MARCH 5, 1998

                            ------------------------

     The Annual Meeting of Stockholders (the "Meeting") of Toll Brothers, Inc. (the "Company") will be held on Thursday, March 5, 1998, at 10:00 a.m., at the offices of the Company, 3103 Philmont Avenue, Huntingdon Valley, Pennsylvania 19006, for the following purposes:

          1. To elect three directors to hold office until the 2001 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. (The terms of office of the other directors do not expire until 1999 or 2000.)

          2. To consider and act upon the approval of the Toll Brothers, Inc. Stock Incentive Plan (1998).

          3. To consider and act upon approval of amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's capital stock.

          4. To consider and act upon the selection of Ernst & Young LLP as the Company's independent auditors for the 1998 fiscal year.

          5. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on January 19, 1998 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

     The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to sign, date and return the enclosed proxy promptly, although you are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote in person if you do attend the Meeting.

                                          BRUCE E. TOLL
                                            Secretary

February 6, 1998

                              TOLL BROTHERS, INC.
                              3103 PHILMONT AVENUE
                          HUNTINGDON VALLEY, PA 19006
                            ------------------------
                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 5, 1998
                          ----------------------------

                                    GENERAL

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Toll Brothers, Inc., a Delaware corporation (the "Company"), for use at the Company's Annual Meeting of Stockholders (the "Meeting"), which will be held on the date, at the time and place, and for the purposes set forth in the foregoing notice, and any adjournment or postponement thereof. This proxy statement, the foregoing notice and the enclosed proxy are first being sent to stockholders of the Company (the "Stockholders") on or about February 6, 1998.

     The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted "FOR" the nominees of the Board of Directors in the election of the three directors whose terms of office will extend until the 2001 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified, "FOR" the approval of the Toll Brothers, Inc. Stock Incentive Plan (1998), "FOR" the approval of amendment of the Company's Certificate of Incorporation to increase the number of shares of the Company's capital stock, and "FOR" the approval of Ernst & Young LLP as the Company's independent auditors for the current fiscal year ending October 31, 1998.

     Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.

                    VOTING SECURITIES AND SECURITY OWNERSHIP

SHARES ENTITLED TO VOTE, REQUIRED VOTE AND QUORUM

     At the close of business on January 19, 1998, there were 36,894,673 shares of the Company's common stock outstanding. There is no other class of voting securities outstanding. The record date fixed by the Board of Directors for the determination of Stockholders entitled to notice of and to vote at the Meeting is the close of business on January 19, 1998. At the Meeting, such Stockholders will be entitled to one vote for each share of common stock owned at the record date. The presence at the Meeting, in person or by proxy, of persons entitled to cast the votes of a majority of such outstanding shares of common stock will constitute a quorum for consideration of the matters expected to be voted on at the Meeting. Abstentions and broker non-votes will be included in the calculation of the number of Stockholders who are present at the Meeting for the purposes of determining a quorum. The affirmative vote of the holders of at least a majority of the outstanding shares of common stock present in person or represented by proxy at the Meeting and entitled to vote is required to approve each of Proposals Two and Four. The affirmative vote of the holders of at least a majority of the outstanding shares of common stock entitled to vote is required to approve Proposal Three; accordingly, abstentions will have the effect of a vote against Proposal Three. Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers will not have the authority to vote on Proposal Two unless they receive specific instructions from beneficial owners. Broker non-votes will not be counted as a vote for or against the approval of Proposal Two.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information as of January 19, 1998 respecting the holdings of: (i) each person who was known to the Company to be the beneficial owner of more than 5% of the common stock of the Company; (ii) each director and nominee for director of the Company and each executive officer named in the Summary Compensation Table under "Executive Compensation"; and
(iii) all directors and executive officers of the Company as a group. Each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

                                                                               PERCENT OF
                                                  AMOUNT AND NATURE OF           COMMON
NAME OF BENEFICIAL OWNER                         BENEFICIAL OWNERSHIP(1)        STOCK(1)
------------------------                         -----------------------       ----------
Robert I. Toll.................................         6,936,507(2)(3)           18.4
Bruce E. Toll..................................         6,283,230(2)              16.7
Firstar Corporation/Firstar Investment Research
  & Management Company/Firstar Bank
  Wisconsin....................................         2,888,300(4)               7.8
Zvi Barzilay...................................           364,000                  1.0
Robert S. Blank................................            83,500                    *
Richard J. Braemer.............................            78,500                    *
Roger S. Hillas................................            93,500                    *
Carl B. Marbach................................            76,200(5)                 *
Joel H. Rassman................................           186,981                  1.0
Paul E. Shapiro................................            53,500                    *
All directors and executive officers as a group
  (9 persons)..................................        14,155,918(3)(5)(6)        36.0

------------------
 *   Less than 1%.

(1) Shares issuable pursuant to options exercisable within 60 days of December 31, 1997 are deemed to be beneficially owned; accordingly, information includes the following number of shares of common stock underlying options held by the following individuals, and all directors and executive officers as a group: Robert I. Toll and Bruce E. Toll, 797,750 shares each; Mr. Barzilay, 345,700 shares; Mr. Blank, 82,500 shares; Mr. Braemer, 67,500 shares; Mr. Hillas, 82,500 shares; Mr. Marbach, 72,500 shares; Mr. Rassman, 177,500 shares; Mr. Shapiro 52,500 shares; and all directors and executive officers as a group, 2,476,200 shares.

(2) The address for Robert I. Toll and Bruce E. Toll is c/o Toll Brothers, Inc., 3103 Philmont Avenue, Huntingdon Valley, Pennsylvania 19006.

(3) Includes 17,500 shares owned by the Robert and Jane Toll Foundation of which Robert I. Toll is a trustee, with dispositive power, as to which he disclaims beneficial ownership.

(4) Based on a Schedule 13G as of December 31, 1996 which states that the address of Firstar Corporation is 777 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202, that the amount of shares is as of December 31, 1996 and that Firstar Corporation has sole voting power with respect to 2,164,800 shares, shared voting power with respect to 600,900 shares, sole dispositive power with respect to 2,287,400 shares and shared dispositive power with respect to 600,900 shares. In addition, Firstar Investment Research Management Company ("Firstar Investment"), a wholly owned subsidiary of Firstar Corporation, filed a Schedule 13G as of December 31, 1996, that the Company believes is related to the same shares of the Company's common stock as those reported by Firstar Corporation, which states that the address of Firstar Investment is 777 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202, that the amount of shares is as of December 31, 1996 and that Firstar Investment has sole voting power with respect to 828,200 shares, shared voting power with respect to 1,853,300 shares, sole dispositive power with respect to 950,800 shares and shared dispositive power with respect to 1,937,500 shares. Firstar Bank Wisconsin ("Firstar Bank") a subsidiary of Firstar Corporation also filed a Schedule 13G as of December 31, 1996, that the Company believes is related to the same shares of the Company's common stock as those reported by Firstar Corporation which states that the address of Firstar Bank is One South Pinckney Street, Madison, Wisconsin 55703, that the amount of shares is as of December 31, 1996 and that Firstar Bank has sole voting power with respect to 1,333,200 shares, shared voting power with respect to 451,700 shares, sole dispositive power with respect to 1,333,200 shares, and shared dispositive power with respect to 451,700 shares.

(5) Includes 2,350 shares beneficially owned by individual retirement accounts for the benefit of Mr. Marbach and his wife. Mr. Marbach disclaims beneficial ownership of the 1,175 shares held by his wife's individual retirement account.

(6) The Board of Directors, after reviewing the functions of all of the Company's officers, both in terms of designated function and functions actually performed, has determined that, for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules thereunder and Regulation S-K, only the Chief Executive Officer, Chief Operating Officer, Executive Vice President, and the Senior Vice President and Chief Financial Officer are deemed to be officers or executive officers of the Company for reporting purposes under such provisions, respectively.

                                  PROPOSAL ONE

               ELECTION OF THREE DIRECTORS FOR TERMS ENDING 2001

     At the Meeting, the Stockholders will elect three directors to hold office until the 2001 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. The Company's Board of Directors is divided into three classes serving staggered three-year terms, with the term of one class of directors expiring each year. The directors whose three year terms of office expire at the Meeting are Messrs. Zvi Barzilay, Richard J. Braemer and Carl B. Marbach.

     The Board of Directors has nominated Messrs. Zvi Barzilay, Richard J. Braemer and Carl B. Marbach to serve again as directors until the 2001 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. Such nominees have indicated a willingness to continue to serve as directors. Should a nominee become unavailable to accept election as a director, the persons named in the enclosed proxy will vote the shares which such proxy represents for the election of such other person as the Board of Directors may recommend.

     The nominees for election as the directors to be elected at the Meeting and the directors whose terms of office continue after the Meeting, together with certain information about them, are set forth below:

                                DIRECTOR        TERM
NAME                  AGE        SINCE         EXPIRES            POSITIONS WITH THE COMPANY
----                  ---       --------       -------            --------------------------
Robert I. Toll......  57          1986          1999         Chairman of the Board of Directors
                                                               and Chief Executive Officer
Bruce E. Toll.......  54          1986          1999         President, Chief Operating Officer,
                                                               Secretary and Director
Zvi Barzilay........  51          1994          1998         Executive Vice President and
                                                               Director
Robert S. Blank.....  57          1986          2000         Director
Richard J. Braemer..  56          1986          1998         Director

Roger S. Hillas.....  70          1988          2000         Director
Carl B. Marbach.....  56          1991          1998         Director
Joel H. Rassman.....  52          1996          1999         Senior Vice President, Treasurer,
                                                               Chief Financial Officer and Director
Paul E. Shapiro.....  56          1993          2000         Director

     Robert I. and Bruce E. Toll, who are brothers, co-founded the Company's predecessors' operations in 1967 and have been members of the Board of Directors since the Company's inception in May 1986. Both are also members of the Stock Option Committee, which administers the Company's Amended and Restated Stock Option Plan (1986) (the "1986 Plan") and the Company's Stock Option and Incentive Stock Plan (1995) (the "1995 Plan"), the Shelf Terms Committee, the Compensation Committee of the Board of Directors, the Employee Stock Purchase Plan Committee and the Special Transactions Committee. Their principal occupations since the Company's inception have been related to their various homebuilding and other real estate related activities.

     Zvi Barzilay became a member of the Board of Directors in June 1994. Mr. Barzilay joined the Company in 1980 as a project manager, was appointed a Vice President in 1983 and held the position of Executive Vice President -- Operations of the Company from September 1989 until October 1992 when he was appointed to the position of Executive Vice President of the Company. Mr. Barzilay is a member of the Special Transactions Committee.

     Robert S. Blank became a member of the Board of Directors in September 1986. For more than five years, Mr. Blank has been a partner in Whitcom Partners, a partnership with offices in New York City, which owns and operates newspapers and cable television systems and formerly owned and operated broadcast television stations and radio stations, in some cases in partnership with others. Mr. Blank is a member of the Subordinated Debt-Repurchase Authorization Committee, the Special Transactions Committee and the Real Estate Utilization Committee. Mr. Blank is a member of the Board of Directors of Devon Group, Inc., a publicly traded reporting company.

     Richard J. Braemer became a member of the Board of Directors in September 1986. Since January 1994, Mr. Braemer has been a partner in the Philadelphia law firm of Ballard, Spahr, Andrews & Ingersoll. From May 1992 to December 1993, Mr. Braemer was a shareholder in the Philadelphia law firm of Hangley Connolly Epstein Chicco Foxman & Ewing, P.C. Mr. Braemer is a member of the Subordinated Debt-Repurchase Authorization Committee and the Real Estate Utilization Committee. Mr. Braemer is a member of the Board of Directors of Advanta Corp., a publicly traded reporting company.

     Roger S. Hillas became a member of the Board of Directors in April 1988. From July 1988 until December 1992, Mr. Hillas was chairman and chief executive officer of Meritor Savings Bank, a publicly traded reporting company; since that time, he has been retired. Prior to July 1988, Mr. Hillas was chairman of PNC Financial Corp. and of Provident National Bank. Mr. Hillas is a member of the Subordinated Debt-Repurchase Authorization Committee and the Special Transactions Committee. Mr. Hillas is a member of the Board of Directors of P.H. Glatfelter Company, Conrail Inc, and The Bon-Ton Stores, Inc., each of which is a publicly traded reporting company.

     Carl B. Marbach became a member of the Board of Directors in December 1991 and is a member of the Compensation Committee of the Board of Directors, the Audit Committee, the Compensation Committee for Key Executives and Non-Employee Directors and the Shelf Terms Committee. Since January 1995, Mr. Marbach has been President of Internetwork Publishing Corp., an electronic publisher, which he founded. From September 1992 to December 1994, Mr. Marbach was the President of M-2 Systems, Inc., a consulting firm which he founded.

     Joel H. Rassman became a member of the Board of Directors in September 1996. Mr. Rassman joined the Company in 1984 as Senior Vice President, Treasurer and Chief Financial Officer of the Company. Mr. Rassman is a member of the Employee Stock Purchase Plan Committee and the Special Transactions Committee.

     Paul E. Shapiro became a member of the Board of Directors in December 1993 and is a member of the Audit Committee and the Compensation Committee for Key Executives and Non-Employee Directors. Since July 1997, Mr. Shapiro has been Executive Vice President and General Counsel of The Coleman Company, Inc. From January 1994 to June 1997, Mr. Shapiro had been an Executive Vice President/Chief Administrative Officer/General Counsel of Marvel Entertainment Group, Inc., a publicly traded reporting company. In December 1996, Marvel Entertainment Group, Inc. filed a Chapter 11 bankruptcy petition. From March 1991 to December 1993, Mr. Shapiro was a shareholder of the West Palm Beach, Florida law firm of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quental and was of counsel to that firm until January 1, 1996.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held four meetings during the Company's last fiscal year and also acted by unanimous consent in writing.

     The Board of Directors currently has an Audit Committee, a Stock Option Committee, a Compensation Committee of the Board of Directors, a Compensation Committee for Key Executives and Non-Employee Directors, a Subordinated Debt-Repurchase Authorization Committee, a Shelf Terms Committee, an Employee Stock Purchase Plan Committee, a Special Transactions Committee, and a Real Estate Utilization Committee. The Audit Committee held three formal meetings during the last fiscal year, of which two were attended by the Company's independent auditors, to discuss the scope of the annual audit and questions of accounting policy and internal control. The Stock Option Committee held one formal meeting during the Company's last fiscal year. During the Company's last fiscal year, the Compensation Committee for Key Executives and Non-Employee Directors which administers the Cash Bonus Plan, the 1986 Plan, the Key Executives and Non-Employee Directors Stock Option Plan (1993) (the "1993 Plan") and the 1995 Plan held one formal meeting. The Shelf Terms Committee, the Special Transactions Committee and the Real Estate Utilization Committee each held one formal meeting during the Company's last fiscal year.

COMPENSATION OF DIRECTORS

     Non-employee directors receive $4,000 for each full-day meeting that they attend, $2,000 for each half-day meeting that they attend, and $1,500 for each telephonic Board of Directors meeting or committee meeting in which they participate. In addition, each non-employee director receives an annual grant of options for 15,000 shares of the Company's common stock under the 1993 Plan. See "Proposal Two," at Item 10(a), for description of annual option grants to Non-employee Directors and committee members under the Company's Stock Incentive Plan (1998).

                 THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"
       ZVI BARZILAY, RICHARD J. BRAEMER AND CARL B. MARBACH FOR DIRECTOR.

                                  PROPOSAL TWO

             APPROVAL OF THE COMPANY'S STOCK INCENTIVE PLAN (1998)

     On December 17, 1997, the Board of Directors of the Company adopted, subject to stockholder approval, the Toll Brothers, Inc. Stock Incentive Plan
(1998), (the "Plan"), making 2,500,000 shares of stock in the Company available for grants of options ("Options") and awards of stock ("Awards"), subject to the terms and conditions set forth in the Plan. The Plan is intended to form a part of the Company's overall compensation programs for employees and directors of the Company and of its affiliates, and to serve as a particular incentive for all such employees and directors to devote themselves to the future success of the Company by providing compensation in the form of such Options and Awards. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE COMPANY'S COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AT THE MEETING AND ENTITLED TO VOTE IS REQUIRED TO APPROVE THE ADOPTION OF THE PLAN. IF NOT SO APPROVED, THE PLAN SHALL BE NULL AND VOID, AND ANY OPTIONS OR AWARDS GRANTED THEREUNDER WILL ALSO BE NULL AND VOID.

     Each Option granted under the Plan to an employee of the Company or an affiliate (as that term is defined in that plan) is intended to be an incentive stock option ("ISO") within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), for federal income tax purposes, except to the extent (i) any such ISO grant would exceed the statutory limitations on such grants, (ii) any Option is specifically designated at the time of grant as not being an ISO ("non-qualified stock option" or "NQSO"), and
(iii) any Option is granted to a non-employee member of the Board of Directors (a "Non-employee Director") under the special provisions for such grants discussed below. No Option granted to a person who is not an employee of the Company or an affiliate on the date the Option is granted will be an ISO.

     In the opinion of the Board of Directors of the Company, the ability to grant Options and make Awards to employees and to Non-employee Directors permits the Company to recognize the contributions made to the Company by such persons and provides them with an additional incentive to enter into or remain in the employ of the Company or on the Board of Directors of the Company and to devote themselves to the Company's success by providing them with an opportunity to acquire or increase their proprietary interest in the Company.

     The key provisions of the Plan are as follows:

         1. Number of Shares. Initially, the aggregate maximum number of shares of the Company's common stock for which Options and Awards may be granted under the Plan is 2,500,000, subject to adjustment in the event there is a reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, or similar transaction with respect to the common stock. In such event, the Committee (as defined below) has the authority to determine what adjustments are appropriate. For each fiscal year during the term of the Plan commencing with November 1, 1998, the number of shares of common stock which are available for grants of Options and Awards will be equal to the total number of such shares which were available for such grants in the immediately preceding fiscal year (reduced by the number of shares subject to grants actually made during that fiscal year), plus a number of additional shares of common stock equal to 2.5% of the Company's outstanding shares of common stock (including treasury shares) as of the first day of the fiscal year in which those additional shares are to become available for grants of Options and Awards. The total number of shares of common stock available for the issuance of Options and grants of Awards during any one fiscal year, however, shall in no event exceed 2,500,000. As of January 26, 1998, the market value of the 2,500,000 shares of common stock then available for issuance under the Plan was $70,156,250 based on the closing price for the common stock on the New York Stock Exchange on that date.

          2. Administration. The Plan will be administered by the Board of Directors (without the participation by any member of the Board of Directors on any matters pertaining to him or her), unless the Board of Directors designates a committee or more than one committee (each such committee being composed of two or more members of the Board) to operate and administer the Plan in its stead. The members of the Board of Directors will, in all events, operate and administer the Plan with respect to Option grants made to the Non-employee Directors pursuant to the formula for such grants set forth in the Plan (as explained in more detail below). Any administrative committee designated by the Board of Directors, and the Board of Directors itself in its administrative capacity with respect to the Plan is referred to as the "Committee."

          3. Eligibility. All employees of the Company or its affiliates (including employees who are members of the Board of Directors or of a board of directors of any affiliate) are eligible under the terms of the Plan to receive "ISOs" or "incentive stock options" (as defined under applicable provisions of the Code). In addition, all such employees and all members of the Board of Directors are eligible under the terms of the Plan to receive Awards and NQSOs. The Committee, in its sole discretion, determines whether an individual qualifies to receive any Options or Awards under the Plan. As of December 31, 1997, approximately 1,200 employees of the Company and its affilitates and five Non-employee Directors were eligible to participate in the Plan.

          4. Term of Plan. No Option may be granted under the Plan after December 16, 2007.

          5. Number of Option Grants. Each grant of an Option under the Plan will be set forth in an Option document that will specify the number of shares subject to the Option. An optionee may receive more than one Option and may be granted Options which are ISOs, NQSOs or a combination. In no event, however, will Options to acquire more than 1,000,000 shares of the Company's common stock be granted to any individual employee during any one calendar year.

          6. Term of Options. In general, any Option granted under the Plan will terminate on the first to occur of the following events:

          (a) The end of the term specified in the Option Document. This may not be more than ten years from the date the Option is granted if the Option is an ISO (and may not be more than 5 years from that date in the case of an ISO that is granted to an employee who, as of the date of the grant, owns or is treated as owning under certain rules applicable under the Code, more than ten percent of the total combined voting power of all classes of stock of the Company or of any affiliate of the Company). The term for any Option other than ISOs may not be for more than ten years and one day from the date the Option is granted.

          (b) The end of the three month period (or the end of a shorter period set forth in the Option Document for this purpose by the Committee) from the date the Optionee's employment or service with the Company or its affiliates terminates other than by reason of the Optionee's disability or death.

          (c) The end of the one year period from the date the Optionee's employment or service with the Company terminates by reason of the Optionee's death or disability.

          (d) The occurrence of the date, if any, which is established by the Committee as an accelerated expiration date in the event of a "Change in Control" (as defined below) provided an Optionee who holds an Option is given written notice at least 30 days before the date so fixed.

          (e) The occurrence of the date established by the Committee as an accelerated expiration date after a finding by the Committee that a change in the financial accounting treatment for Options (as compared with the accounting treatment of Options in effect on the date the Plan was adopted) has or may in the foreseeable future have an adverse effect on the Company. In such circumstances, the Committee may take any other action (including accelerating the exercisability of Options) which it deems necessary.

          (f) A finding by the Committee, after full consideration of the facts presented on behalf of both the Company and the Optionee, that the Optionee has breached his or her employment or service contract with the Company or an affiliate, or has been engaged in any sort of disloyalty to the Company or an affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service or has disclosed trade secrets of the Company or an affiliate. In such event, the Optionee will also automatically forfeit all shares subject to Options previously exercised that have not yet been delivered to the Optionee and the Optionee will receive a refund of any amounts paid for such shares.

     During the period following an Optionee's termination of service or employment with the Company or its affiliates, the Optionee may only exercise his or her Option to acquire the shares which could have been acquired under that Option as of the date the Optionee's service or employment with the Company or its affiliates terminated.

     Notwithstanding the general termination provisions described above, the Committee has the authority under the Plan to permit an Option to continue to vest following an Optionee's termination of employment or service, and may extend the period during which an Option may be exercised to a date no later than the date of the expiration of the Option term originally specified in the Option Documents.

     7. Option Exercise Price. The option exercise price for all Options will in all cases be at least equal to the fair market value of the shares subject to the Option determined on the date of grant. In the case of an ISO granted to an employee who, as of the date of the grant, owns or is treated as owning under certain rules applicable under the Code, more than ten percent of the total combined voting power of all classes of stock of the Company or of any affiliate of the Company, the option exercise price will be at least equal to 110% of the fair market value of the shares subject to the ISO. Under the Plan, fair market value generally is the last reported sale price of shares on the relevant date on the New York Stock Exchange or on such exchange as determined by the Committee from time to time. If the Company's common stock is not listed on a national securities exchange or included in the NASDAQ National Market System, fair market value will be the mean between the last reported "bid" and "asked" prices for such shares on the relevant date, as reported on NASDAQ or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as otherwise reported in a customary financial reporting service, as applicable. In all events, determinations as to the fair market value of the Company's stock will be made by the Committee.

     8. Payment. An Option holder may pay for shares in cash, certified or cashier's check, or by such mode of payment as the Committee may approve, including payment through a broker. The Committee also has the authority to provide in an Option Document that the Optionee may make payment for his or her shares in whole or in part using shares of the Company's held by the Optionee for more than one year, subject to the Committee's right to refuse to accept such shares as payment, at its sole discretion.

     9. Option Documents; Restriction on Transferability; Other Provisions. All Options will be evidenced by a document containing provisions consistent with the Plan and such other provisions as the Committee deems appropriate. No Option granted under the Plan may be transferred, except by will, the laws of descent and distribution or, in the case of a non-qualified stock option, pursuant to a "qualified domestic relations order," within the meaning of the Code or in Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Committee also has the authority under the Plan to include other terms and conditions in Option Documents to the extent such terms and conditions are not inconsistent with applicable provisions of the Plan.

     10. Options Granted to Non-employee Members of the Board of
Directors. Under the Plan, Options are granted to Non-employee Directors automatically under a formula set forth in the Plan. The Option granted to each Non-employee Director under the formula will be a NQSO, will have an option exercise price equal to the fair market value of the underlying shares as of the date granted, will vest in two equal annual installments on the first and second anniversary of the date the Option is granted, and, except as specified in the formula provisions under the Plan, will be subject to the same terms and conditions as any other Options granted under the Plan.

             (a) The formula for the Option grants to Non-employee Directors provides for the following:

                 (i) BASIC GRANT.  Each Non-employee Director who was a member of the Board of Directors on December 17, 1997, receives an Option, starting December 20, 1998 and on each December 20 thereafter during the term of the Plan to purchase 15,000 shares of Company common stock. Any Non-employee Director who becomes a member of the Board of Directors during the term of the Plan on any date from December 1 through December 20 of any year after 1997 is granted an Option as of the December 20 on or after the day he or she first becomes a member of the Board of Directors (for a number of shares described below), and on each December 20 thereafter during the term of the Plan, for 15,000 shares of common stock on the same terms as granted to other Non-employee Directors. Any Non-employee Director who becomes a member of the Board of Directors on any other date receives an initial grant of an option on the day he or she becomes a member of the Board as follows: If a Non-employee Director first becomes a member of the Board on any date from December 21 through September 1 (of the next year), his or her initial grant will be for 10,000 shares. If a Non-employee Director first becomes a member of the Board on any date from September 1 through November 30, his or her initial option will be for 5,000 shares. Each such Non-employee Director receives, thereafter, annual option grants on each December 20 while continuing to serve as a Non-employee Director, on the terms described above with respect to the annual grants to Non-employee Directors.

                 (ii) COMMITTEE MEMBERSHIP SUPPLEMENT.  Effective for each grant to Non-employee Directors made under the formula described above, starting with the grant to be made on December 20, 1998, each Non-employee Director will receive an additional number of shares determined by reference to the Non-employee Director's participation in certain committees. If the Non-employee Director is a member of the Audit Committee, he or she will be granted an additional 1,000 shares. If the Non-employee Director is a member of any other committee, he or she will be granted an additional 500 shares for each such committee.

             For purposes of determining the additional shares for which Options are granted on account of committee membership, the following rules apply: A Non-employee Director is treated as serving on a committee of the Board if he or she was, at any time during the calendar year in which the Option is granted, a member of the committee and sat on one or more meetings of such committee during such calendar year. In making the determination of the additional shares to be granted to any Non-employee Director, no more than four committees, if one of the committees is the Audit Committee, are taken into account, and, in all other cases, no more than three committees are taken into account. The committees of the Board that are taken into account in this determination are determined by the Board of Directors from time to time. Currently the committees are the Audit Committee, the Compensation Committee of the Board of Directors, the Subordinated Debt-Repurchase Authorization Committee, the Shelf Term Committee, the Compensation Committee for Key Executives and Non-employee Directors, the Stock Option Committee, the Special Transactions Committee, the Real Estate Utilization Committee and the Employee Stock Purchase Plan Committee.

             (b) The Options granted to the Non-employee Directors under the formula described above are intended as a replacement of, and not as an addition to, any options that are granted to such Non-employee Directors under the formula provisions of the Toll Brothers, Inc. Key Executives and Non-employee Directors Stock Option Plan (the "1993 Plan"). As a consequence, the number of shares for which an Option would otherwise be granted to a Non-employee Director under the formula described above is reduced by the number of shares subject to any option granted under the terms of the 1993 Plan as of the same date.

             If the Plan had been in effect during fiscal year 1997, Non-employee Directors as a group would have received, in the aggregate, options for the purchase of 79,500 shares of common stock pursuant to the formula option grant provisions described in paragraphs 10 (a) (i) and 10 (a) (ii) above.

             (c) TERMINATION OF NON-EMPLOYEE DIRECTOR OPTIONS. The Options granted pursuant to the formula described above terminate on the first of the following events: (i) expiration of ten years from the date of grant, (ii) expiration of three months from the date the Optionee's service with the Company or its affiliates terminates for any reason other than disability or death, or (iii) expiration of one year from the date the Optionee's service with the Company or its affiliates terminates by reason of his or her disability or death.

     11. Awards. Under the terms of the Plan, the Committee has the authority to make stock awards ("Awards"), in which case the terms are set forth in a written "Award Agreement." These Awards will be consistent with the terms of the Plan and may have such other terms or conditions (including conditions which may result in a forfeiture) which the Committee deems appropriate, which may be established on a case by case basis. The restrictions, if any, on an Award may lapse (i.e., the Award may become vested) at specific times or on the occurrence of events. This vesting may occur as to all of the shares subject to an Award or may occur in installments. The Committee also has the authority under the Plan to shorten or waive any condition or restriction with respect to all or any portion of an Award. Any shares granted under an Award will become fully vested and transferable if they have not been forfeited as of the date the grantee becomes disabled or dies. The Award Agreement will specify the following information: (a) the number of shares granted, (b) the purchase price, if any, to be paid by the grantee, (c) the date on which shares granted are to be transferred, (d) the terms and conditions under which the shares may be forfeited, and (e) the manner in which the restrictions, if any, will lapse (i.e., become vested).

     Once the shares of common stock granted under an Award become fully vested, a stock certificate for those shares will be delivered, free of all restrictions other than those that may be imposed by law or under the terms of any shareholders agreement in effect at the time. If an Award includes any fractional shares, the Company may, at its option, pay the fair market value of the fractional share rather than deliver a certificate for the fractional share.

     If the shares of common stock granted under an Award are subject to restrictions and the grantee of such an Award files an election with the Internal Revenue Service to include the fair market value of any shares of common stock granted pursuant to an Award in gross income without regard to such restrictions, the grantee must promptly provide a copy of that election to the Company, along with the amount of any federal, state, local or other taxes required to be withheld in order to enable the Company to claim an income tax deduction with respect to such election.

     If the Committee determines that the grantee of an Award has breached his or her employment or service contract with the Company or an affiliate, or has been engaged in disloyalty to the Company or an affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service, or has disclosed trade secrets or confidential information of the Company or any of its affiliates, the shares subject to the Award that have not previously become fully vested or for which certificates have not yet been delivered will be forfeited. The Company has the right to withhold delivering any certificates for any shares pending the resolution of an inquiry that could lead to a finding resulting in a forfeiture.

     The Committee generally has the right to amend the terms of outstanding Awards, subject to the consent of the grantee of the Award if the proposed amendment is not favorable to him or her. This requirement for the grantee's consent does not apply if the amendment to the Award is made in connection with a Change of Control of the Company.

     12. Provisions Relating to a "Change of Control" of the Company. In the event of a Change of Control (as defined below), the Committee may take whatever action with respect to the Options or Awards outstanding that it deems necessary or desirable, including, without limitation, accelerating the expiration or termination date of any Options to a date no earlier than 30 days after notice of the acceleration is given to the Optionees. In addition to the foregoing, in the event of a Change of Control, Options and Awards granted pursuant to the Plan will become immediately fully vested, the Options will become exercisable in full, and all restrictions, if any, as may be applicable to shares granted pursuant to Awards will lapse.

     A "Change of Control" occurs under the Plan on the date any of the following events occurs:

             (a) The stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated.

             (b) The stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a definitive agreement to sell or otherwise dispose of substantially all of the assets of the Company.

             (c) The stockholders of the Company (or the Board of Directors, if stockholder action is not required) and the stockholders of the other constituent corporation (or its board of directors if stockholder action is not required) have approved a definitive agreement to merge or consolidate the Company with or into such other corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the common stock immediately prior to the merger or consolidation will hold at least a majority of the ownership of common stock of the surviving corporation (and, if one class of common stock is not the only class common stock of voting securities entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation's voting securities) immediately after the merger or consolidation, which common stock (and, if applicable, voting securities) is to be held in the same proportion as such holders' ownership of common stock immediately before the merger or consolidation.

             (d) Any entity, person or group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, (other than (A) the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (B) any person who, on the date the Plan is effective, shall have been the beneficial owner of at least fifteen percent of the outstanding common stock), shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent of the outstanding shares of the common stock.

             (e) Directors are elected such that a majority of the Board of Directors shall have been members of the Board of Directors for less than twenty-four months (unless the nomination for election of each new director who was not a director at the beginning of such twenty-four month period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period).

          13. Amendments to Option Documents and the Plan. Subject to the provisions of the Plan, the Committee may amend an Option document, subject to the consent of the Option holder if the amendment is not favorable and is not being made pursuant to provisions of the Plan relating to a "Change of Control" of the Company. The Board of Directors may amend the Plan from time to time in such manner as it may deem advisable. Nevertheless, the Board of Directors may not, without obtaining approval by vote of a majority of the outstanding voting stock of the Company, within twelve months before or after such action, change the class of individuals eligible to receive an ISO, extend the expiration date of the Plan, decrease the minimum Option Price of an ISO granted under the Plan or increase the maximum number of shares as to which Options may be granted.

          14. Tax Aspects of the Plan. The following discussion is intended to summarize briefly the general principles of federal income tax law applicable to Options granted under the Plan as of the date hereof.

     TAXATION OF ISOS. A recipient of an ISO will not recognize regular taxable income upon either the grant or exercise of the ISO. The Option holder will recognize capital gain or loss on a disposition of the shares acquired upon exercise of an ISO, provided the Option holder does not dispose of those shares within two years from the date the ISO was granted or within one year after the shares were acquired by such Option holder. If the Option holder satisfies both of the foregoing holding periods, then the Company will not be allowed a deduction by reason of the grant or exercise of an ISO. For regular federal income tax purposes, the maximum rate of tax applicable to capital gains is dependent on the length of time the shares have been held at the time of sale. If the shares have been held for more than 18 months, the maximum regular federal tax rate applicable to the gain on the sale will be 20%. If the shares have been held for more than a year, but not more than 18 months, the maximum regular federal tax rate will be 28%. If the shares have been held for one year or less, the gain on the sale will be taxed at the same maximum tax rate (39.6%) applicable to other taxable income generally.

     As a general rule, if the Option holder disposes of the shares acquired through the exercise of an ISO before satisfying both holding period requirements (a "disqualifying disposition"), the gain recognized by the Option holder on the disqualifying disposition will be taxed as ordinary income to the extent of the difference between (a) the lesser of the fair market value of the shares on the date of exercise or the amount received for the shares in the disqualifying disposition, and (b) the adjusted basis of the shares, and the Company will be entitled to a deduction in that amount. The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition will be treated as capital gain, with the maximum federal tax rate determined by reference to the length of time the Option holder held the shares prior to the disposition, as discussed above.

     The amount by which the fair market value of a share at the time of exercise exceeds the option exercise price will be included in the computation of such Option holder's "alternative minimum taxable income" in the year the Option holder exercises the ISO. Currently, the maximum alternative minimum tax rate is 28%. If an Option holder pays alternative minimum tax with respect to the exercise of an ISO, then the amount of such tax paid will be allowed as a credit against regular tax liability in subsequent years. The Option holder's basis in the shares for purposes of the alternative minimum tax will be adjusted when income from a disposition of the shares is included in alternative minimum taxable income.

     TAXATION OF NON-QUALIFIED STOCK OPTIONS. A recipient of a NQSO will not recognize taxable income at the time of grant, and the Company will not be allowed a deduction by reason of the grant. Such an Option holder will generally recognize ordinary income in the taxable year in which the Option holder exercises the non-qualified stock option in an amount equal to the excess of the fair market value of the shares received upon exercise at the time of exercise of such Options over the option exercise price of the Option. The Company will, subject to various limitations, be allowed a deduction in the same amount. Upon disposition of the shares subject to the Option, an Option holder will recognize capital gain or loss equal to the difference between the amount realized on disposition and the Option holder's basis in the share (which ordinarily would be the fair market value of the share on the date the Option was exercised). The maximum federal tax rate applicable to such capital gain is determined by reference to the length of time the Option holder held the shares prior to the disposition, as discussed above.

     WITHHOLDING. Whenever the Company would otherwise transfer a share of Company common stock under the terms of the Plan, the Company has the right to require the recipient to make available sufficient funds to satisfy all applicable federal, state and local withholding tax requirements as a condition to the transfer, or to take whatever other action the Company deems necessary with respect to its tax liabilities.

     DEDUCTIBILITY OF EXECUTIVE COMPENSATION UNDER THE MILLION DOLLAR CAP PROVISIONS OF THE INTERNAL REVENUE CODE ("CODE"). Section 162(m) of the Code sets limits on the deductibility of compensation in excess of $1,000,000 paid by publicly held companies to certain employees (the "million dollar cap"). The IRS has also issued Treasury Regulations which provide rules for the application of the "million dollar cap" deduction limitations. Income which is treated as

"performance-based compensation" under these rules will not be subject to the limitation on deductibility imposed by Code Section 162(m). In order for income which is recognized as ordinary compensation income on the exercise of a non-qualified stock option to be treated as "performance-based compensation" under these rules (i.e., not subject to the deduction limitations of the "million dollar cap"), the non-qualified stock option must be granted under a plan which complies in form with certain rules, the plan must be administered consistent with those rules, and the non-qualified stock option must meet certain requirements. The Plan and the non-qualified stock options comply in form with the applicable "performance-based compensation" rules. It is the intention of the Board of Directors to cause the Plan to be administered by "outside directors" consistent with the rules applicable to plan administration to the extent that is possible and to the extent other considerations do not cause the Board of Directors to conclude that such compliance with the administrative rules is not in the best interests of the Company. It is, therefore, anticipated that ordinary compensation income attributable to non-qualified stock options granted under the Plan as amended generally will be treated as "performance-based compensation" exempt from the "million dollar cap" rules unless circumstances at the time of any such grant cause the Board of Directors to determine that compliance with the applicable requirements is not in the best interests of the Company. The Board of Directors also anticipates that it will, in such event, take such steps as it deems appropriate in order to avoid to the extent practicable any detrimental impact of the "million dollar cap."

     Except as otherwise specifically described above with respect to Options to be granted to Non-employee Directors, the benefits or amounts that will be received by or allocated to any executive officers, directors or employees are not currently determinable since no specific grants have been decided upon.

     The affirmative vote of the holders of a majority of the Company's common stock present at the Meeting in person or by proxy is required to approve the Plan. The Company has been advised that Robert I. Toll and Bruce E. Toll intend to vote the shares they beneficially own in favor of the approval of the Plan. If they do so, it is likely that the Plan will be approved by the Shareholders. See "Voting Securities and Security Ownership -- Security Ownership of Principal Shareholders and Management."

          THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" PROPOSAL TWO

                                 PROPOSAL THREE
APPROVAL OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER
              OF AUTHORIZED SHARES OF THE COMPANY'S CAPITAL STOCK

     Due to the substantial costs to the Company of the Delaware corporate franchise tax, which is based in part on the number of authorized shares of capital stock, the Stockholders, at the 1993 annual meeting, authorized the Board of Directors to file certificates of amendment to the Company's Certificate of Incorporation (the "Certificate") to reduce the Company's capital stock from 60,000,000 shares of common stock to 40,000,000 shares of common stock and from 15,000,000 shares of preferred stock to 1,000,000 shares of preferred stock, and thereafter to increase the authorized capital should the need arise. Accordingly, an amendment of the Certificate was approved authorizing the increase of the capital stock back to a maximum of 60,000,000 shares of common stock in one increment or in up to four separate increments over a five year period and back to 15,000,000 shares of preferred stock in one increment during the five year period, in each case upon the filing of an appropriate certificate of amendment by order of the Board of Directors. In this way, the Company was able to save on its Delaware corporate franchise taxes, while retaining the flexibility to increase quickly its authorized capital by action of the Board of Directors.

     Pursuant to the action of the Stockholders at the 1993 annual meeting, the Company's capital stock was reduced to 40,000,000 shares of common stock and 1,000,000 shares of preferred stock.

Since then, the authorized common stock was increased to 45,000,000 shares, pursuant to the aforementioned authorization. The Company currently has outstanding approximately 36,895,000 shares of common stock and options for an additional 5,055,019 shares of common stock. No shares of preferred stock are currently outstanding. The 1993 authorization with respect to the aforementioned increases expires on March 11, 1998, and the Board of Directors, upon review of the Company's current capital structure, has determined to present to the Stockholders this Proposal Three to provide for the future increase in the number of authorized shares of the Company's capital stock. While there are no current plans to issue additional shares of the Company's common or preferred stock beyond the limits currently authorized by the Certificate of Incorporation, Proposal Three would authorize amendment of the Certificate of Incorporation to increase the authorized common stock to 100,000,000 shares and the authorized preferred stock to 15,000,000 shares. In order to allow the Company to minimize its annual Delaware corporate franchise taxes, Proposal Three would authorize increases in common and preferred stock to be made, at the sole discretion of the Board of Directors, in any combination of one or more increments of 5,000,000 shares of common stock and a single increment of 14,000,000 shares of preferred stock. The Board believes that Proposal Three would permit the Company to save taxes while maintaining the flexibility to increase the authorized capital stock quickly, and without additional stockholder approval, for possible stock splits, stock dividends, stock and convertible debt or equity offerings, acquisitions and other corporate purposes. Notwithstanding Stockholder approval of Proposal Three, under Section 242(c) of the Delaware General Corporation Law, the Board of Directors could decide to abandon the filing of a certificate of amendment as to any authorized increment.

     Based on the foregoing, the Board of Directors has approved and unanimously recommends to the Stockholders that the Stockholders approve Proposal Three. Any certificate of amendment authorized by Proposal Three is to be submitted by the Board of Directors, by action of a duly authorized officer, to the Secretary of State for the State of Delaware for filing no later than March 31, 2003. After March 31, 2003, a further Stockholder approval would be required if the Board of Directors then determines that it still needs the ability to increase the number of authorized shares of capital stock beyond the amount then authorized. A vote for Proposal Three will be a vote approving each certificate of amendment filed in accordance with Proposal Three. APPROVAL OF PROPOSAL THREE REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK.

     Together, Robert I. Toll and Bruce E. Toll own or control approximately 31.5% of the outstanding common stock of the Company and have expressed their intention to cast their votes in favor of the proposed amendments.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" PROPOSAL THREE

                                 PROPOSAL FOUR
                 APPROVAL OF THE COMPANY'S INDEPENDENT AUDITORS

The Company's Board of Directors recommends that the Stockholders consider and approve a proposal to select Ernst & Young LLP, which served as the Company's independent auditors for the last fiscal year, to serve as the Company's independent auditors for the current fiscal year ending October 31, 1998. A representative of Ernst & Young LLP is expected to be present at the Meeting, will have the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions of Stockholders.

                 THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"
                                 PROPOSAL FOUR

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the other executive officers of the Company.

                                                                       LONG TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                                                      ------------
                                              ANNUAL COMPENSATION      SECURITIES
                                   FISCAL   -----------------------    UNDERLYING        ALL OTHER
   NAME AND PRINCIPAL POSITION      YEAR    SALARY($)   BONUS($)(1)    OPTIONS(#)    COMPENSATION($)(2)
   ---------------------------     ------   ---------   -----------   ------------   ------------------
Robert I. Toll...................  1997      907,748     1,782,103      138,750              7,913
  Chairman of the Board            1996      829,432     1,146,938       73,000              7,776
  and Chief Executive Officer      1995      748,804     1,177,198      190,000              7,788
Bruce E. Toll....................  1997      907,748     1,782,103      138,750              7,913
  President, Chief Operating       1996      829,432     1,146,938       73,000              7,776
  Officer and Secretary            1995      748,804     1,177,198      190,000              7,788
Zvi Barzilay.....................  1997      724,601       120,000      100,000              7,913
  Executive Vice President(3)      1996      639,794       120,000      100,000              7,776
                                   1995      515,801       120,000      100,000              7,788
Joel H. Rassman..................  1997      540,833       120,000       50,000              7,913
  Senior Vice President, Chief     1996      509,212       120,000       50,000              7,776
  Financial Officer and            1995      461,908       120,000       50,000              7,788
  Treasurer(3)

------------------
(1) The cash bonus for services rendered in fiscal year 1995 has been listed in the year earned, but was actually paid in the subsequent year. The bonuses listed for Messrs. Toll for fiscal years 1997 and 1996 were paid in common stock of the Company pursuant to the terms of the Cash Bonus Plan and the 1995 Plan. The amounts listed were the fair value of the bonus award shares at October 31, 1997 in the case of the fiscal 1997 bonuses and at October 31, 1996 in the case of the fiscal 1996 bonuses. Had the bonuses been paid in cash, Robert I. Toll and Bruce E. Toll would have each received $1,379,377 for the 1997 cash bonus and $1,146,938 for the 1996 cash bonus.

(2) The compensation reported represents the Company's contribution and matching payments under its 401(k) salary deferred plan for each executive listed.

(3) Under the terms of an Agreement dated June 30, 1988 between the Company and Mr. Rassman, in the event of Mr. Rassman's termination by the Company without cause (as defined), any material reduction or material adverse change (as defined) in Mr. Rassman's duties, any failure by the Company to provide Mr. Rassman with compensation, including salary and bonus, in an amount less than $350,000 and the exercise of an election by Mr. Rassman to terminate his employment or the removal of fringe benefits (as defined), Mr. Rassman will receive $250,000, and, in certain instances, an additional amount equal to the difference between $350,000 and his actual total compensation during a specified period prior to his termination.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in the fiscal year ended October 31, 1997 to the named executive officers of the Company and information relating to all outstanding common shares as of October 31, 1997.

                                                                                              POTENTIAL REALIZABLE VALUE
                                                                                                AT ASSUMED ANNUAL RATES
                            NUMBER OF       % OF TOTAL                                              OF STOCK PRICE
                            SECURITIES        OPTIONS                                              APPRECIATION FOR
                            UNDERLYING      GRANTED TO       EXERCISE                                 OPTION TERM
                             OPTIONS       EMPLOYEES IN       PRICE     EXPIRATION   ---------------------------------------------
NAME                        GRANTED(#)    FISCAL YEAR(4)      ($/SH)       DATE               5%                      10%
----                        ----------   -----------------   --------   ----------   ---------------------   ---------------------
Robert I. Toll(1)(5)......      50,000          4.92%        17.1250     11/01/06        $    533,401           $    1,356,537
Robert I. Toll(2)(5)......      42,500          4.19         19.5000     03/14/07             529,850                1,334,593
Robert I. Toll(2)(5)......      46,250          4.55         19.7500     12/30/06             560,330                1,433,292
Bruce E. Toll(1)(5).......      50,000          4.92         17.1250     11/01/06             533,401                1,356,537
Bruce E. Toll(2)(5).......      42,500          4.19         19.5000     03/14/07             529,850                1,334,593
Bruce E. Toll(2)(5).......      46,250          4.55         19.7500     12/30/06             560,330                1,433,292
Zvi Barzilay(3)...........     100,000          9.85         19.5000     12/20/06           1,226,345                3,107,798
Joel H. Rassman(3)........      50,000          4.92         19.5000     12/20/06             613,172                1,553,899
All Outstanding
  Common Shares(6)........  34,275,288           N/A             N/A          N/A        $416,022,008           $1,054,281,449

------------------
(1) Options become fully exercisable on the first anniversary of the date of the grant.
(2) Options were fully exercisable at date of grant.
(3) Options become exercisable starting on the first anniversary of the grant, with 25% becoming exercisable at that time and 25% becoming exercisable on each of the second, third and fourth anniversary dates.
(4) The Company granted options representing 1,015,400 shares of common stock to employees and 75,000 shares to Non-employee Directors in fiscal 1997.
(5) Issued pursuant to formula grant provisions of the 1995 Plan. In addition, pursuant to the grant provisions of the 1995 Plan, options for 50,000 shares of common stock were granted on November 1, 1997, and options for 240,000 shares of common stock were granted on December 30, 1997, to each of Robert
    I. Toll and Bruce E. Toll.
(6) Illustrates the aggregate appreciation in value of all shares of common stock outstanding on October 31, 1997 based on the assumed 5% and 10% rates of appreciation that produced the realizable value of the options granted to executive officers shown in this table (measured from the dates of grant of the options to their expiration, on a weighted average basis).

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table sets forth certain information with regard to the aggregated option exercises in the fiscal year ended October 31, 1997 and the option values as of the end of that year for the chief executive officer and other executive officers of the Company.

                                                                                                 VALUE OF
                                                                         NUMBER OF             UNEXERCISED
                                                                        UNEXERCISED            IN-THE-MONEY
                                                                         OPTIONS AT             OPTIONS AT
                                                                        OCTOBER 31,            OCTOBER 31,
                                    SHARES                                1997(#)               1997($)(1)
                                  ACQUIRED ON          VALUE           EXERCISABLE(E)         EXERCISABLE(E)
              NAME                EXERCISE(#)       REALIZED($)       UNEXERCISABLE(U)       UNEXERCISABLE(U)
              ----                -----------       -----------       ----------------       ----------------
Robert I. Toll..................      None             N/A                507,750(E)            3,883,844(E)
                                                                           50,000(U)              250,000(U)
Bruce E. Toll...................      None             N/A                507,750(E)            3,883,844(E)
                                                                           50,000(U)              250,000(U)
Zvi Barzilay....................    20,000            395,000             314,000(E)            2,741,600(E)
                                                                          175,000(U)              403,125(U)
Joel H. Rassman.................     5,000             97,250             152,500(E)            1,330,313(E)
                                                                           87,500(U)              201,563(U)

------------------
(1) Based upon the difference between the exercise price of the option and the closing price of $22.125 per share of the Company's common stock as reported on the New York Stock Exchange on October 31, 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors currently consists of Robert I. Toll, Bruce E. Toll and Carl B. Marbach. Robert I. Toll is the Company's Chairman of the Board and Chief Executive Officer and Bruce E. Toll is the Company's President and Chief Operating Officer. In naming these individuals to the Compensation Committee, the Board decided that salary, bonus and option grants for the Company's Chief Executive Officer and Chief Operating Officer should be determined pursuant to certain objective measurements of the Company's performance and base salary percentage increases for other executives of the Company and that the Company's Chief Executive Officer and Chief Operating Officer should have the primary roles in determining compensation for the Company's other executive officers.

     In order to help provide for an orderly market in the Company's common stock in the event of the death of either Robert I. Toll or Bruce E. Toll (the "Tolls"), or both of them, the Company and the Tolls have entered into agreements in which the Company has agreed to purchase from the estate of each of the Tolls $10 million of the Company's common stock (or a lesser amount under certain circumstances), at a price equal to the greater of fair market value (as defined) or book value (as defined). Further, the Tolls have agreed to allow the Company to purchase $10 million of life insurance on each of their lives. In addition, the Tolls granted the Company, at no cost to it, an option to purchase up to an additional $30 million (or a lesser amount under certain circumstances) of common stock of the Company from each of their estates. The agreements expire in October 2005.

     In addition to the performance of their duties for the Company, Messrs. Robert I. Toll and Bruce E. Toll have engaged, and continue to engage, in certain other businesses in real estate. These businesses include the purchase, sale and management of townhome, apartment, condominium, commercial and industrial real estate projects for rental. The Company leases, at what it believes to be competitive market rates certain office space from a business controlled by Messrs. Robert I. Toll and Bruce E. Toll. During the last fiscal year, the Company paid such business approximately $27,303. The Company has also provided various services to businesses controlled by Messrs. Robert I. Toll and

Bruce E. Toll. During the past fiscal year, these businesses were charged by the Company for its costs in the amount of $265,678.

     The Company had engaged the services of a company owned by Robbi Toll, the wife of Bruce E. Toll, the President and Chief Operating Officer of the Company, to perform interior design work for a number of its communities' model homes. The Company paid $216,689 during the last fiscal year to this company for interior design services. The Company believes that these transactions were entered into on a competitive basis.

     During the past fiscal year, the Company purchased a number of vehicles with an aggregate purchase price of $26,522 from an auto dealership which was owned by Bruce E. Toll. The Company believes that the purchases were at competitive prices.

                    REPORT OF THE COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION

BASIC POLICY CONSIDERATIONS

     The Company's compensation policies with respect to its executive officers, as established by the Compensation Committee of the Board of Directors and the Compensation Committee for Key Executives and Non-Employee Directors (collectively, the "Compensation Committee" or the "Committee"), continue to be based on the principles that compensation should, to a significant extent, be reflective of the financial performance of the Company, and that a significant portion of executive officers' compensation should provide long-term incentives. Executive compensation is set at levels that are sufficiently competitive so that the Company may attract, retain and motivate the highest quality individuals to contribute to the Company's goals and objectives and its overall financial success. Methods of compensation are designed to provide incentives for performance that result in continuing improvements in the Company's financial results or condition, over both the short-term and the long-term, and to assure continued service to the Company. Stock options and stock awards constitute payment of a significant portion of incentive compensation, which causes the ultimate interests of the executives to be aligned with the interests of the Stockholders in increasing the value of their investment. Each executive officer's compensation is based largely upon both individual and Company performance.

     The compensation program is comprised of two elements: annual salary and possible short-term incentive awards in the form of cash bonuses, and a long-term incentive program (principally, stock options) based on performance of the Company's common stock. The details of this compensation program, with specific discussion of the programs applicable to the Chief Executive Officer and the Chief Operating Officer, are set out below.

ANNUAL COMPENSATION

     For salary levels other than those for the Chief Executive Officer and the Chief Operating Officer, the Committee continues to establish annual salaries by evaluating individual performance and considering marketplace valuations of comparable executives, although salary determinations have not been based upon any specific constant criteria.

     Executives other than the Chief Executive Officer and the Chief Operating Officer are eligible for annual incentive bonuses granted at the discretion of the Committee. These awards are not intended to be in addition to market level compensation but instead are designed to make a significant part of an executive's annual compensation dependant on the Committee's assessment of the executive's performance. Factors the Committee considers include the Company's overall financial results, as well as the individual's contributions to the Company's economic and strategic objectives, the efforts required and expended by the individual, the individual's abilities to develop, execute and implement short-term and long-term corporate goals, including expansion of operations into new areas, and the executive's role in maximizing Company profitability, managing costs and addressing the impact of economic and demographic restrictions on Company performance. The Committee continues to be cognizant of its principal competitors' results of operations, including earnings, margins, return on equity and other factors, all of which, when considered in the context of the Company's comparative results, contribute to the determination of compensation for the Company's executives.

LONG TERM COMPENSATION -- STOCK OPTIONS

     The stock option component of the executive officers' compensation package has been designed to provide incentives for the enhancement of Stockholder value, since the full benefit of stock option grants will not be realized unless there has been appreciation in per share values over several years. In this regard, options have been granted at fair market value on the date of grant and generally (as to executives other than the Chief Executive Officer and Chief Operating Officer) vest over a number of years, usually not less than two years, with significant restrictions, for a typical period of three years, on the executive's ability to exercise the options and sell the shares received without the consent of the respective stock option committee. As with the grant of incentive cash bonuses, no constant criteria are used year after year; instead, the Committee makes a determination of the effectiveness of the executive and the level of the executive's contributions to the Company's success. Because the options are granted at fair market value relative to the date of grant, any value which ultimately accrues to the executives is based entirely upon the Company's performance, as perceived by investors who establish the price for the common stock.

1997 COMPENSATION FOR CHIEF EXECUTIVE OFFICER AND CHIEF OPERATING OFFICER

     Messrs. Robert I. Toll and Bruce E. Toll continued to be viewed by the Board of Directors in fiscal 1997 to have the primary roles in determining or recommending compensation for the Company's executive officers other than themselves. Accordingly, the Board decided, in 1990, that salary, bonus and option grants for Messrs. Robert I. Toll and Bruce E. Toll should be determined pursuant to objective measurements, including appropriate performance criteria and market rates for comparable executives. Commencing January 1, 1995, the Board of Directors determined that the formula for increasing the base salaries of Messrs. Robert I. Toll and Bruce E. Toll should be based on no less than the increase in the Consumer Price Index (as defined, using U.S. Department of Labor definitions) and no more than the average percentage increase in compensation of the five highest percentage compensation increases of the Company's next ten most highly compensated employees, other than Messrs. Robert I. Toll and Bruce
E. Toll, for the adjustment year. Since 1990, cash bonuses for Messrs. Robert I. Toll and Bruce E. Toll in addition to such annual salaries also have been determined based on the formula contained in the Company's Cash Bonus Plan. An amended Cash Bonus Plan was adopted by the Board of Directors in 1993 and approved by the Stockholders in 1994. Under the Cash Bonus Plan, each of Robert
I. Toll and Bruce E. Toll is entitled to receive a bonus equal to the sum of (a) 1.5% of the Company's income before income taxes (as defined in the Cash Bonus
Plan) in excess of 10% and up to 20% of Stockholders' equity (as defined in the Cash Bonus Plan) of the Company as of the end of the preceding fiscal year, plus
(b) 2.0% of the Company's income before income taxes in excess of 20% and up to 30% of Stockholders' equity of the Company as of the end of the preceding fiscal year, plus (c) 2.25% of the Company's income before income taxes in excess of 30% of Stockholders' equity of the Company as of the end of the preceding fiscal year. This method of compensation ties the compensation of these executive officers to various indicators of the Company's performance. Accordingly, during the past five years, this method generated a substantial bonus in 1993, a bonus in 1994 that was approximately 42% higher than the bonus for 1993, a bonus in 1995 that was 53% higher than the bonus for 1994, a bonus in 1996 that was slightly less than the bonus in 1995, and a bonus in 1997 that was 20% higher than 1996, before consideration of the stock award feature described below. The Board of Directors further amended the Cash Bonus Plan and the 1995 Plan in 1996, and the Stockholders approved such amendments in 1997 to provide that (i) all bonus payments made under the Cash Bonus Plan with respect to the Cash Bonus Plan years ending October 31, 1996, October 31, 1997 and October 31, 1998 shall be paid in the form of shares of common stock, which payments shall be in the form of an award under the terms of the 1995 Plan; (ii) the number of shares of common stock awarded pursuant to the aforementioned provisions of the Cash Bonus Plan shall be determined by dividing the dollar amount of each bonus (as determined in accordance with the Cash Bonus Plan) by $17.125 (the fair market value of a share of, determined as of May 29, 1996 in accordance with the provisions for determination of fair market value as set forth in the 1995 Plan); and (iii) the Compensation Committee for Key Executives and Non-Employee Directors ("Committee") shall have the discretion to terminate the application of the provisions of the Cash Bonus Plan described in subparagraphs (i) and (ii) above at any time, effective no sooner than six months after such decision to terminate is made by the Committee, in which event all bonuses payable on or after the effective date of such termination shall be payable in cash only. In addition, the Cash Bonus Plan was amended to clarify that, upon receipt of a request by both participants in the Cash Bonus Plan (based on their concerns regarding adverse tax consequences to them), the Committee may, in its sole discretion (provided that such action will not cause any increase in the amount or value of a bonus that would otherwise be payable under the Cash Bonus Plan), suspend the application of the provisions described in subparagraphs (i) and (ii) above, in which event all bonuses payable under the Cash Bonus Plan shall be payable only in cash until such time as the Committee determines to reinstate such provisions. Under the Cash Bonus Plan, as amended and approved by the Stockholders, all bonuses payable under the Cash Bonus Plan for each of the three years ending October 31, 1996, October 31, 1997 and October 31, 1998 shall be made in the form of awards of common stock. Accordingly, payment of the Cash Bonus to each of them for the fiscal year 1997 was made in the form of 80,547 shares of common stock, which as of the end of such fiscal year had a market value of $22.125 per share. The Cash Bonus Plan is intended to provide bonuses that will be treated as "performance-based compensation" exempt from the limitations on deductibility imposed under Section 162(m) of the Code.

     Pursuant to the Company's 1995 Plan Messrs. Robert I. Toll and Bruce E. Toll each will receive an annual option award of 50,000 shares commencing November 1, 1996 and ending on November 1, 1998 and additional option grants if certain defined targets for the Company's pre-tax return on equity, after-tax return on equity and increase in common stock value, over one year, three year and two year fiscal periods, respectively, are met.

                                          COMPENSATION COMMITTEE (As Defined)
                                          OF THE BOARD OF DIRECTORS

                                          Robert I. Toll
                                          Bruce E. Toll
                                          Carl B. Marbach
                                          Paul E. Shapiro

                               PERFORMANCE GRAPH

     The following graph compares the five year cumulative total return of the Company's common stock, assuming reinvestment of dividends, with the S&P 500 Index and the S&P Homebuilding Index:


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                  AMONG TOLL BROTHERS, INC., THE S&P 500 INDEX
                         AND THE S&P HOMEBUILDING INDEX


                                   [GRAPHIC]


              In the printed version of the document, a line graph
                appears which depicts the following plot points:



                      10/92   10/93   10/94   10/95   10/96   10/97
Toll Brothers, Inc.    100     136     238     166     270     257
S&P 500                100     110     126     131     166     206
S&P Homebuilding       100     149     219     121     164     158




      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, and the regulations thereunder, requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based on the Company's review of the copies of these reports received by it, and written representations received from Reporting Persons, the Company believes that all filings required to be made by the Reporting Persons for the period November 1, 1996 through October 31, 1997 were made on a timely basis.

                              CERTAIN TRANSACTIONS

     Ballard, Spahr, Andrews & Ingersoll, the law firm of which Director Richard
J. Braemer is a partner, acted as counsel to the Company in various matters during fiscal 1997 and was paid aggregate fees of $97,064 during that period.

     For information regarding certain other transactions, see "Compensation Committee Interlocks and Insider Participation," elsewhere in this proxy statement.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company at the address appearing on the first page of this proxy statement by October 9, 1998 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                            SOLICITATION OF PROXIES

     The enclosed form of proxy is being solicited on behalf of the Company's Board of Directors. The Company will bear the cost of the solicitation of proxies for the Meeting, including the cost of preparing, assembling and mailing proxy materials, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees and fiduciaries in forwarding such materials to beneficial owners.

     In addition to the mailing of the proxy material, such solicitation may by made in person or by telephone, telegraph or telecopy by directors, officers or regular employees of the Company, or by a professional proxy solicitation organization engaged by the Company.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULE THERETO) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO JOSEPH R. SICREE, DIRECTOR OF INVESTOR RELATIONS, AT THE ADDRESS OF THE COMPANY APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                               TOLL BROTHERS, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                  Annual Meeting of Stockholders-March 5, 1998


    The undersigned stockholder of Toll Brothers, Inc. (the"Company"), revoking all previous proxies, hereby appoints ROBERT I. TOLL, BRUCE E. TOLL AND CARL B. MARBACH, and each of them individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company, to be held at the offices of the Company, 3103 Philmont Avenue, Huntingdon Valley, Pennsylvania on March 5, 1998, and at any adjournment or postponement thereof. Said proxies are authorized and directed to vote as indicated with respect to the matters specified on the reverse side.

    This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. Unless otherwise specified, the shares will be voted "FOR" the election of the three director nominees, "FOR" the approval of the Toll Brothers, Inc. Stock Incentive Plan(1998), "FOR" the approval of amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's capital stock, and "FOR" the approval of Ernst & Young LLP as the Company's independent auditors for the 1998 fiscal year. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof.



                                                     (continued on reverse side)


1. FOR all nominees     WITHHOLD      (INSTRUCTION: To withhold authority to vote for any individual
   listed(except as     AUTHORITY                   nominee, strike a line through the nominee's name
   marked to the        to vote for                 below.)
   contrary)            all nominees
                        listed

              Zvi Barzilay, Richard J. Braemer and Carl B. Marbach

              ----------------------------------------------------

2. The approval of the Toll Brothers, Inc. Stock Incentive Plan (1998).
                  FOR               AGAINST                   ABSTAIN
                  ---               -------                   -------

3. The approval of amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's capital stock.
                  FOR               AGAINST                   ABSTAIN
                  ---               -------                   -------

4. The approval of Ernst & Young LLP as the Company's auditors for the 1998 fiscal year.
                  FOR               AGAINST                   ABSTAIN
                  ---               -------                   -------

5. To vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.


THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND 1997 ANNUAL REPORT OF TOLL BROTHERS, INC.

                                         DATED____________________________, 1998

                                         ---------------------------------------
                                                   Signature of Stockholder

                                         ---------------------------------------
                                                   Signature of Stockholder

NOTE: Please sign this proxy exactly as name(s) appear(s) in address. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such. If the stockholder is a corporation, please sign by full corporate name by duly authorized officer or officers and affix the corporate seal. Where shares are held in the name of two or more persons, all such persons should sign.

                 PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE
                         ENCLOSED POSTAGE-PAID ENVELOPE.